                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                              eMagin Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 29076N-10-7
            --------------------------------------------------------
                                (CUSIP Number)

                              December 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   / /       Rule 13d-1(b)
   / /       Rule 13d-1(c)
   /X/       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                      Page 1
                                    of 9 Pages

                                     SCHEDULE 13G

CUSIP NO. 29076N-10-7                                        Page 2 of 9 Pages


-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     The Travelers Insurance Company
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                           Connecticut


-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   6,090,783*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              6,090,783*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     6,090,783*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   20.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                            IC


-------------------------------------------------------------------------------
* The shares and ownership percentage information set forth above assumes conversion of (1) a warrant to purchase 4,002 shares of common stock and (2) a warrant to purchase 94,662 shares of common stock which are directly beneficially owned by The Travelers Insurance Company.

                                     SCHEDULE 13G

CUSIP NO. 29076N-10-7                                        Page 3 of 9 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Insurance Holding Corporation
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                               Georgia


-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   6,090,783*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              6,090,783*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     6,090,783*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   20.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                            IC


-------------------------------------------------------------------------------
* The shares and ownership percentage information set forth above assumes conversion of (1) a warrant to purchase 4,002 shares of common stock and (2) a warrant to purchase 94,662 shares of common stock which are directly beneficially owned by The Travelers Insurance Company.

                                     SCHEDULE 13G

CUSIP NO. 29076N-10-7                                        Page 4 of 9 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Associated Madison Companies, Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                   6,090,783*

       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER              6,090,783*

        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     6,090,783*



-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   20.0%*



-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                            IC


-------------------------------------------------------------------------------
* The shares and ownership percentage information set forth above assumes conversion of (1) a warrant to purchase 4,002 shares of common stock and (2) a warrant to purchase 94,662 shares of common stock which are directly beneficially owned by The Travelers Insurance Company.

                                     SCHEDULE 13G

CUSIP NO. 29076N-10-7                                        Page 5 of 9 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Citigroup Inc.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION                              Delaware


-------------------------------------------------------------------------------
       NUMBER OF           (5) SOLE VOTING POWER                              0

        SHARES
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER                  6,091,283*
                                                                             **
       OWNED BY
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER                         0

      REPORTING
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER             6,091,283*
                                                                             **
        WITH:
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    6,091,283*
                                                                             **


-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  20.0%*
                                                                             **


-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                            IC


-------------------------------------------------------------------------------
* The shares and ownership percentage information set forth above assumes conversion of (1) a warrant to purchase 4,002 shares of common stock and (2) a warrant to purchase 94,662 shares of common stock which are directly beneficially owned by The Travelers Insurance Company.
**Includes shares held by other reporting persons.

Item 1(a).     Name of Issuer:

               eMagin Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2070 Route 52
               Hopewell Junction, New York 12533

Item 2(a).     Name of Person Filing:

               The Travelers Insurance Company ("TIC")
               Citigroup Insurance Holding Company ("CIHC")
               Associated Madison Companies, Inc. ("AMAD")
               Citigroup Inc. ("Citigroup")

Item 2(b).     Address or Principal Office or, if none, Residence:

               The address of the principal office of TIC is:

               One Tower Square
               Hartford, Connecticut 06183

               The address of the principal office of CIHC is:

               3120 Breckinridge Blvd.
               Duluth, Georgia 30199-0001

               The address of the principal office of each of AMAD and Citigroup is:

               399 Park Avenue
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               CIHC is a Georgia corporation.
               TIC is a Connecticut corporation.
               AMAD and Citigroup are Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     Cusip Number:

               29076N-10-7

                                       Page 6
                                     of 9 Pages

Item 3. If this Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a(n):

             (a)  [ ] Broker or dealer registered under section 15 of the
                      Act (15 U.S.C. 78o);

             (b)  [ ] Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c);

             (c)  [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d)  [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [ ] Investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

             (f)  [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g)  [ ] Parent holding company or control person in accordance with Section  240.13d-1(b)(1)(ii)(G);

             (h)  [ ] Savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i)  [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of December 31, 2002)

          (a)  Amount beneficially owned: See item 9 of cover pages

          (b)  Percent of Class: See item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote:

                  (ii)  shared power to vote or to direct the vote:

                  (iii) sole power to dispose or to direct the disposition of:

                  (iv)  shared power to dispose or to direct the disposition of:


         See Items 5-8 of cover pages


                                       Page 7
                                     of 9 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

          CIHC is the sole stockholder of TIC. AMAD is the sole stockholder of CIHC. Citigroup is the sole stockholder of AMAD.


Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                       Page 8
                                     of 9 Pages

Item 10.  Certification.

          Not Applicable

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2003

                      THE TRAVELERS INSURANCE COMPANY


                      By: /s/ Joseph B. Wollard
                         --------------------------------------------
                         Name:  Joseph B. Wollard
                         Title:  Assistant Secretary


                      CITIGROUP INSURANCE HOLDING CORPORATION


                      By: /s/ Joseph B. Wollard
                         --------------------------------------------
                         Name:  Joseph B. Wollard
                         Title:  Assistant Secretary


                      ASSOCIATED MADISON COMPANIES, INC.


                      By: /s/ Joseph B. Wollard
                         --------------------------------------------
                         Name:  Joseph B. Wollard
                         Title:  Assistant Secretary


                      CITIGROUP INC.


                      By: /s/ Serena D. Moe
                         --------------------------------------------
                         Name:  Serena D. Moe
                         Title:  Assistant Secretary


                                Page 9
                              of 9 Pages

                          EXHIBIT INDEX TO SCHEDULE 13G
                          -----------------------------



EXHIBIT 1
---------

Agreement among TIC, CIHC, AMAD and Citigroup as to joint filing of Schedule 13G